ComTelco International, Inc. and Subsidiaries

                       Computation of Net (Loss) Per Share

                                               Six Months Ended August 31,                Years Ended
                                               --------------------------------------------------------------------
                                                   1997          1996       February 28, 1997     February 29, 1996
                                               --------------------------------------------------------------------
                                                       (Unaudited)
Net(Loss) used for per share amounts           $  (730,761)  $   (82,069)      $  (153,193)          $   (58,794)
                                               ===========   ===========       ===========           ===========
Weighted average number of common shares
outstanding                                      4,500,000     2,500,000         2,500,000             2,500,000

Add:    Common equivalent shares
        (determined using the "treasury
        stock" method) representing shares
        issued during the past year at a price
        below the estimated initial public
        offering price ($5)                                    1,200,000         1,200,000             1,200,000
                                               -----------   -----------       -----------           -----------

Weighted average number of shares used in the
calculation of loss per share                    4,500,000     3,700,000         3,700,000             3,700,000
                                               ===========   ===========       ===========           ===========

Net (Loss) per common share                    $     (0.16)  $     (0.02)      $     (0.04)          $     (0.02)
                                               ===========   ===========       ===========           ===========


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